Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
ATLANTIS PLASTICS ANNOUNCES
FIRST QUARTER 2007 RESULTS
ATLANTA, GA — (May 3, 2007) Atlantis Plastics, Inc. (NASDAQ: ATPL) today announced its operating results for the first quarter ended March 31, 2007. Net sales for the first quarter of 2007 were $100.2 million, compared with $109.8 million for the first quarter of 2006. Operating income of $3.9 million was down 33% in the first quarter of 2007, compared with $5.9 million for the first quarter of 2006. Net loss for the first quarter of 2007 was $1.2 million, or ($0.14) per diluted share, compared with net income of $0.8 million, or $0.09 per diluted share, for the first quarter of 2006.
In the Company’s Plastic Films segment, net sales decreased 5% in the first quarter of 2007, compared with the first quarter of 2006 although sales volume (measured in pounds) increased 18% for the quarter. In the Injection Molding segment, net sales for the quarter ended March 31, 2007 decreased 12%, compared with the first quarter of 2006, while net sales in the Profile Extrusion segment decreased 21%, compared with the first quarter of 2006.
Atlantis’ gross margin and operating margin, as a percent of net sales, for the first quarter of 2007 were 13% and 4%, respectively, compared with 13% and 5%, respectively, for the comparable period in 2006. Adjusted EBITDA for the first quarter of 2007 was $8.5 million, compared with $9.4 million for the first quarter of 2006. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, non-cash share-based compensation, management fees and expenses, and severance and restructuring expenses. Net debt (total debt less cash) at March 31, 2007 was $204.2 million compared with $206.7 million at December 31, 2006.
Selling, general and administrative expenses for the first quarter of 2007 were $8.1 million, compared with $8.9 million for the first quarter of 2006. In addition, during the first quarter of 2007, the Company incurred severance and restructuring expenses of $0.5 million.
Net interest expense for the first quarter of 2007 was $5.7 million compared to $4.7 million for the first quarter of 2006. The increase was due to an increase in the average interest rate.
Bud Philbrook, President and Chief Operating Officer, said, “In the first quarter of 2007, our Plastic Films business posted strong results. However, these favorable results were largely offset by the underperformance of the Injection Molding and Profile Extrusion businesses, driven by continued weakness in the housing and recreational vehicle markets. For the quarter, adjusted EBITDA was $8.5 million, compared with $9.4 million achieved in first quarter of 2006. During the first quarter of 2007, the Company successfully completed the closure of the Warren Injection Molding facility, which will reduce our manufacturing cost base and improve operating efficiencies. Most of the assets were moved to the LaVergne, Tennessee plant, from which plant we expect to serve the customers formerly shipped by our Warren plant.
“In the Plastic Films segment, pounds sold increased 18% in the first quarter of 2007 over the comparable quarter in 2006, and increased 22% above the run rates achieved in the last quarter of 2006. The increase in volume for the quarter resulted in high utilization rates and generated improvements in both gross and operating margins. We remain committed to volume and profitability growth plans, adding channel distribution where appropriate and increasing our product offerings in higher value added films.
“Our Injection Molding segment was negatively impacted by continuing weakness in the housing sector and by costs incurred to close our Warren, Ohio manufacturing facility. For the quarter, net sales were off 12% and gross margin decreased 70% from the levels achieved in the first quarter of 2006. While we continue to operate in a very challenging environment, we feel that our Injection Molding business unit is well positioned to expand its presence in the high growth specialty siding segment by selectively adding channel distribution for our proprietary Cedarway® shake in 2007. The broadening of our product line through the successful launch of a new eight foot long-length panel and expanded line of extruded accessories will facilitate revenue and bottom-line growth.
“In our Profile Extrusion business, operating results continue to be negatively impacted by a weak housing market and a lackluster recreational vehicle market. Net sales were off 21% from 2006. Despite the decline in sales, the operational improvement plan that we are executing has resulted in enhanced gross and operating margins. Based upon the continuing execution of the plan, we expect to make further headway in reducing scrap rates, and improving labor efficiency and utilization rates through the balance of 2007. Our Profile Extrusion business is well positioned to realize further improvements in profitability as the RV and housing markets improve.”
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future

Results” set forth in the Company’s Form 10-K for fiscal 2006 filed with the Securities and Exchange Commission.
Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.
Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern time. To participate in the conference call, please call 1-800-270-1153 (Participant code: 51887#).
For more information, please visit www.atlantisstock.com.
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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

	Three Months Ended
	March 31,
(In thousands, except per share data) (Unaudited)	2007	2006

Net sales	$100,196	$109,785

Cost of sales	87,559	95,058

Gross profit	12,637	14,727

Selling, general and administrative expenses	8,145	8,857
Severance and restructuring expense	545	—

Operating income	3,947	5,870

Net interest expense	(5,723)	(4,689)
Other (expense) income	(38)	30

(Loss) income before (benefit) provision for income taxes	(1,814)	1,211

(Benefit) provision for income taxes	(632)	447

Net (loss) income	$(1,182)	$764

Basic (loss) earnings per share	$(0.14)	$0.09
Diluted (loss) earnings per share	$(0.14)	$0.09

Weighted average number of shares used in computing (loss) earnings per share:
Basic	8,256	8,256
Diluted	8,256	8,256

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In thousands, except share and per share data)	2007 (1)	2006

ASSETS
Cash and cash equivalents	$172	$59
Accounts receivable (net of allowances of $1,363 and $1,280)	55,716	48,999
Inventories, net	33,106	36,999
Other current assets	7,072	5,479
Deferred income tax assets	3,178	3,108

Total current assets	99,244	94,644

Property and equipment, net	68,378	68,979
Goodwill, net of accumulated amortization	54,592	54,592
Other assets	8,456	8,673

Total assets	$230,670	$226,888

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$38,800	$31,248
Current maturities of long-term debt	2,346	1,741
Other current liabilities	708	349

Total current liabilities	41,854	33,338

Long-term debt	202,023	205,010
Deferred income tax liabilities	11,945	12,043
Other liabilities	723	690

Total liabilities	256,545	251,081

Commitments and contingencies	—	—

Shareholders’ deficit:
Class A Common Stock, $.0001 par value, 20,000,000 shares authorized, 6,141,009 shares issued and outstanding in 2007 and 2006	1	1
Class B Common Stock, $.0001 par value, 7,000,000 shares authorized, 2,114,814 shares issued and outstanding in 2007 and 2006	—	—
Additional paid-in capital	512	390
Note receivable	(275)	(275)
Accumulated other comprehensive income (net of income taxes of $528 and $706)	1,072	1,373
Accumulated deficit	(27,185)	(25,682)

Total shareholders’ deficit	(25,875)	(24,193)

Total liabilities and shareholders’ deficit	$230,670	$226,888

(1)	Unaudited

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
(In thousands) (Unaudited)	2007	2006

Operating Activities:
Net (loss) income	$(1,182)	$764
Adjustments to reconcile net (loss) income to net cash used for operating activities:
Depreciation and amortization	3,745	3,110
Loan fee amortization	246	228
Share-based compensation expense	122	80
Amortization of gain realized on swap redemption	(407)	—
Deferred income taxes	9	22
Change in operating assets and liabilities:
Accounts receivable, net	(6,717)	(1,823)
Inventories, net	3,893	1,319
Other current assets	(1,593)	350
Accounts payable and accrued expenses	7,552	(10,315)
Other assets and liabilities	(47)	(64)

Net cash provided by (used for) operating activities	5,621	(6,329)

Investing Activities:
Capital expenditures	(3,076)	(3,837)

Net cash used for investing activities	(3,076)	(3,837)

Financing Activities:
Net (repayments) borrowings under revolving credit facility	(6,300)	10,600
Financing costs associated with new credit agreement	(50)	(101)
Repayments on bonds	(182)	(126)
Proceeds from issuance of long-term bonds	4,100	—

Net cash (used for) provided by financing activities	(2,432)	10,373

Net increase in cash and cash equivalents	113	207
Cash and cash equivalents at beginning of period	59	178

Cash and cash equivalents at end of period	$172	$385

Supplemental disclosure of non-cash activities:
Non-cash increase of accounts receivable and accounts payable in connection with supplier agreements	$1,198	$20

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2007	2006
(In millions)	Q1	Year	Q4	Q3	Q2	Q1
PLASTIC FILMS VOLUME (pounds)	71.1	257.0	58.3	69.3	69.3	60.1

NET SALES
Plastic Films	$64.4	$266.9	$59.0	$71.1	$68.7	$68.1
Injection Molding	28.3	118.9	24.9	29.2	32.6	32.2
Profile Extrusion	7.5	32.9	6.1	8.0	9.3	9.5

Total	$100.2	$418.7	$90.0	$108.3	$110.6	$109.8

GROSS MARGIN
Plastic Films	16%	11%	11%	11%	11%	13%
Injection Molding	5%	13%	9%	12%	13%	16%
Profile Extrusion	15%	7%	1%	1%	14%	8%

Total	13%	11%	9%	10%	12%	13%

OPERATING MARGIN
Plastic Films	8%	4%	2%	3%	4%	5%
Injection Molding	-3%	5%	2%	4%	5%	8%
Profile Extrusion	1%	-4%	-14%	-11%	4%	0%

Total	4%	3%	1%	2%	4%	5%
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	2007	2006
(In millions)	Q1	Year	Q4	Q3	Q2	Q1
Net (loss) income	$(1.2)	$(4.2)	$(3.2)	$(1.8)	$—	$0.8
Net interest expense	5.7	20.2	5.5	5.1	4.9	4.7
(Benefit) provision for income taxes	(0.6)	(2.2)	(1.6)	(1.0)	—	0.4
Depreciation and amortization	3.7	12.7	3.5	3.1	3.0	3.1
Non-cash share-based compensation	0.1	0.4	0.2	0.1	0.1	—
Management fees and expenses	0.3	0.9	—	0.2	0.3	0.4
Severance and restructuring expense	0.5	1.2	0.2	0.7	0.3	—

Adjusted EBITDA	$8.5	$29.0	$4.6	$6.4	$8.6	$9.4

The Company believes Adjusted EBITDA is a useful metric used by management, investors, lenders and others to assess the Company’s financial operating performance, including its return on capital, by removing the impact of its capital structure (interest expense), asset base (depreciation and amortization), tax consequences, non-cash share-based compensation, management fees and expenses, and severance and restructuring expenses. Adjusted EBITDA is also an important metric in the Company’s debt covenant calculations and requirements.
Adjusted EBITDA is a non-GAAP financial measure and has material limitations resulting from the exclusion of significant items that are necessary components to the operations of the Company’s business. Adjusted EBITDA should not be considered in isolation nor as an alternative net income, cash flow from operating activities and other financial measures determined in accordance with GAAP.